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                                                                    EXHIBIT 10.3
                              EXECUTIVE'S AGREEMENT

         THIS EXECUTIVE'S AGREEMENT ("AGREEMENT") is made and entered into as of the 20th day of January, 1998 ("Employment Date") between H&R BLOCK TAX SERVICES, INC., a Missouri corporation ("Company"), and Thomas L. Zimmerman ("Executive").

         In consideration of the mutual covenants and consideration hereinafter set forth, the Company and the Executive (collectively, the "Parties") agree as follows:

         1. Employment

         Executive is hereby employed by the Company as President-H&R Block Tax Services, Inc. The Company reserves the right, in its sole discretion, to change the title and/or job description of Executive at any time.

         2. Term

         Unless terminated sooner as provided below, the term of this Agreement will end May 31 next following the Employment Date ("Initial Term"), but will extend automatically from year to year thereafter (each such year a "Renewal Term"); provided, however, that either Party may terminate this Agreement and every Renewal Term on any May 31, upon written notice given to the other Party at least 15 days prior to that May 31.

         3. Salary

         Executive's salary for the Initial Term and each Renewal Term will be at an annual rate of $275,000 ("Salary"), payable in approximately equal semi-monthly installments commencing September 1, 1997. The Company may in its sole discretion and without the need to amend this Agreement increase Executive's Salary at any time.

         4. Short Term Incentive Compensation.

         In addition to Salary as provided for in Section 3 above, Executive may be entitled to participate in a short term incentive compensation program, as any such program exists, in the Initial Term or any Renewal Terms. The existence of any such short term incentive compensation program, the factors upon which any such short term incentive compensation is contingent, and the circumstances under which it is paid may be determined by the Company from year to year.

         5. Duties

         The duties of Executive are generally described in the job description provided to Executive on or before the Employment Date. The Company reserves the right to modify, delete, add, or otherwise change Executive's job responsibilities and job description, in its sole discretion, at any time. Executive shall perform such other duties, which may be beyond the scope of the job description, as are assigned to him or her by the Company from time to time. Executive shall devote his or her full productive time



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and abilities to the efficient management of the Company and to carrying out his or her duties as specified above, and shall not participate in any conflicting activity. Executive must receive prior written consent of the Company before accepting any other employment during the term of this Agreement.

         Executive shall conduct all business in accordance with the law (including, but not limited to, state and federal wage and hour laws) and the H&R Block, Inc. Code of Business Ethics and Conduct, which Executive acknowledges having read and understood. Executive also understands that the Company's business is subject to governmental regulation, some of which may require Executive to submit to background investigation as a condition of the Company's participation in certain activities subject to such regulation. If Executive, the Company, H&R Block, Inc., and/or the other direct or indirect subsidiaries of H&R Block, Inc. (the Company, each such subsidiary and H&R Block, Inc. an "H&R Block Affiliate") are unable to participate, in whole or in part, in any such activity as the result of any action or inaction on the part of Executive, then this Agreement and Executive's employment may be terminated by the Company without notice.

         6. Confidential Information

         The Company has spent many years developing its business and believes that its methods of operation are unique within its industry and constitute trade secrets and confidential business information. In the course of Executive's employment with the Company, Executive has and will be given access to trade secrets and confidential business information of the Company and H&R Block Affiliates, including, but not limited to: methods of operation and distribution; its Operations Manual and other similar manuals; procedures and processes related to electronic filing and refund anticipation loans; plans and strategies relating to marketing, advertising, the development of products and services, and other long and short term strategic plans; terms and conditions of contracts with any person or entity; forecasts; potential business acquisitions or dispositions; financial cost and price information; lists, names, addresses, telephone numbers or other identifying information of customers and/or employees of either the Company or any other H&R Block Affiliate; software; systems; and marketing databases. Executive acknowledges that he or she possesses or has access to such trade secrets and confidential business information, which could be used to substantially injure the Company and other H&R Block Affiliates in their present and future operations and expansions. Therefore, while this Agreement is in effect and for a period of two years thereafter, Executive shall not, without the Company's prior written authorization, directly or indirectly make known, divulge or communicate to any person or entity any trade secrets or confidential business information of the Company or any other H&R Block Affiliate, including, but not limited to, the items listed in the first and second sentences of this Section 6, or use such trade secrets and confidential business information for any reason other than to enable Executive to properly and completely perform his or her duties hereunder. The running of the two year period shall be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation.

         Executive shall not, at any time during or after the term of this Agreement, without the Company's prior written authorization, make copies of, reproduce or remove




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from offices of any H&R Block affiliate any lists, computer disks, files, documents or other items containing names, addresses, or telephone numbers or other identifying information of one or more customers and/or employees of either the Company or any other H&R Block Affiliate or any other trade secrets or confidential business information of the Company or any other H&R Block Affiliate. Executive acknowledges that there are restrictions and limitations established by section 7216 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, pertaining to the use and/or disclosure of confidential tax return information of the Company's customers. Executive will not at any time disclose or use any such confidential tax return information in violation of the law.

         7. Covenant Against Competition

         During the term of this Agreement, Executive shall not, anywhere in the United States of America, directly or indirectly (whether as owner, employee, agent, partner, stockholder, officer, director or in any other capacity), solicit, accept or in any way establish or engage in any business for the preparation or electronic filing of tax returns or provision of other services or products that are offered in the offices operated by the Company and its subsidiaries. For a period of two years after termination of this Agreement, Executive shall not, directly or indirectly (whether as owner, employee, agent, partner, stockholder, officer, director or in any other capacity), solicit, accept or in any way establish or engage in any business for the preparation or electronic filing of tax returns or provision of other services or products that are offered in more than fifty percent of the offices operated by the Company and its subsidiaries. The running of the two year period shall be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation.

         8. Covenant Against Solicitation

         During the term of this Agreement and for a period of two years thereafter, Executive shall not, directly or indirectly solicit, divert or take away any of the employees, customers, third party contractors (or any contracts or arrangements therewith) or patronage of the Company or any H&R Block Affiliate anywhere within the United States of America. The running of the two year period shall be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation.

         9. Injunctive Relief

         Executive recognizes that because of his or her access to trade secrets and confidential business information and his or her substantial training and experience with the Company, irreparable injury to the Company and/or one or more H&R Block Affiliates would result from his or her violation of any provision of Sections 6, 7, or 8 of this Agreement. Executive therefore agrees that, in addition to and without limitation of any right the Company may have under this Agreement or under common law, any such violation shall be the proper subject matter for injunctive relief. The provisions of Sections 6, 7, 8, and 9 shall survive termination of this Agreement and shall be enforceable in accordance with their terms.




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         10. Litigation

         In the event of litigation arising out of a breach of this Agreement by Executive, the ultimately prevailing party shall be entitled to payment by the ultimately nonprevailing party of its reasonable costs and attorneys' fees, including, but not limited to, such fees incurred during any such litigation on appeal.

         11. Termination Upon Default

         The Company may, at any time, at its option, terminate this Agreement and the employment of Executive without notice in the event of:

         (a) Executive's misconduct that interferes with or prejudices the proper conduct of the Company's business or which may reasonably result in harm to the reputation of the Company and/or any other H&R Block Affiliate; or

         (b) Executive's disobedience, insubordination or failure to discharge his or her duties; or

         (c) Executive's breach of any of the provisions of Sections 6, 7, or 8 of this Agreement; or

         (d) Executive's suspension by the Internal Revenue Service from participation in the Electronic Filing Program; or

         (e) The inability of an H&R Block Affiliate to participate, in whole or in part, in any activity subject to governmental regulation as the result of any action or inaction on the part of Executive, as described in the last paragraph of Section 5 of this Agreement.

         In the event of a breach of a type not specifically enumerated in (a) through (e) of this Section 11 by Executive of any of his or her obligations under this Agreement or in the event of a failure by Executive to perform his or her duties in a manner which the Company, in its sole judgment, considers to be diligent and competent, and if such breach or failure continues for more than 10 days after notice from the Company or is not corrected to the satisfaction of the Company within said 10 day period, then the Company may, at its option, terminate this Agreement and the employment of Executive.

         If Executive's services are terminated pursuant to paragraphs (a), (b),
(c), (d) or (e) of this Section 11, his or her compensation shall then automatically cease, except as to any short term incentive compensation to which he or she may be entitled on the date of termination. If Executive's services are terminated for any reason other than pursuant to paragraphs (a), (b), (c),
(d) or (e) of this Section 11 or Section 12, upon Executive's execution of a release of all claims arising out of his or her employment (except claims for salary owed at the time of termination, any short term incentive compensation to which Executive may be entitled at the time of termination or pursuant to this
Section 11, and any severance pay provided for in this Section 11), the Company shall pay to





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Executive (i) severance pay in the amount of one month's salary for each year of service with the Company or any other H&R Block Affiliate, up to a maximum of 12 months' salary, and (ii) if such termination occurs between November 1 and May
31 of any year, any short term incentive compensation to which Executive would have been entitled, had he or she continued to be employed through May 31 of such year. Any severance pay shall be based upon Executive's annual rate of Salary in effect on the date of termination. Any severance pay to which Executive is entitled pursuant to this paragraph shall be paid by the Company within 30 days after termination in a lump sum, and any short term incentive compensation to which Executive is entitled pursuant to this paragraph shall be paid by the Company within 30 days after the amount is calculated by the Company.

         12. Death

         In the event of Executive's death, this Agreement shall terminate as of the last day of the month during which death occurs. Executive's compensation hereunder shall automatically cease upon the date of the termination of this Agreement, except as to any short term incentive compensation that he or she may be entitled on the date of termination.

         13. Severability

         It is intended that each Section, paragraph, clause or provision (collectively, "Provisions") of this Agreement be viewed as separate and divisible, and that, in the event that any Provision is held to be void, invalid, unenforceable or restricted by law or by applicable court decision in any locality or state, such Provision shall be ineffective to the extent of such voidness, invalidity, unenforceability or restriction without in any way voiding, invalidating, rendering unenforceable, restricting or affecting the remaining Provisions, and without voiding, invalidating, rendering unenforceable, restricting or affecting such Provisions within states or localities where not prohibited, invalidated or restricted by law or court decree. Should any time or geographic restriction contained in Sections 6, 7, or 8 be deemed unreasonable and therefore unenforceable, such restrictions shall be reduced to enforceable limitations and the remaining Provisions shall continue to be in full force and effect.

         14. Notices

         All notices required or desired to be given hereunder shall be in writing and shall be deemed served and delivered for all purposes if delivered in person or mailed, postage prepaid, to Executive at his or her last known address contained in Company records and to the Company at 4400 Main Street, Kansas City, Missouri 64111, or at such other place as either Party may designate to the other in writing from time to time. Any notice given by mail shall be deemed given as of the date it is so mailed and postmarked or received by nationally recognized overnight courier for delivery.

         15. Binding Effect

         This Agreement is the entire agreement between the Parties, superseding and canceling any prior employment or Executive's agreement between them, oral or




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written. No amendment or supplement hereto shall be valid unless in writing and signed by the Parties. This Agreement shall be governed by the laws of the State of Missouri and is effective only when executed by the President of the Company and approved in writing by the President and Chief Executive Officer of H&R Block, Inc.

         The Parties have executed this Agreement in triplicate, as of the day and year first above written.



H&R BLOCK TAX SERVICES, INC.



By:/s/ Thomas L. Zimmerman                           /s/Thomas L. Zimmerman
   -----------------------                           ----------------------
        President                                    Executive



APPROVED:





/s/ Frank L. Salizzoni         11-1-99
--------------------------------------

President and Chief Executive Officer
H&R Block, Inc.




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